Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Second Quarter Results, Delivers

14 Percent Increase in EPS, Updates 2008 Guidance

(Cincinnati; July 23, 2008)—Convergys Corporation (NYSE: CVG), a global leader in Relationship Management, today announced its financial results for the second quarter of 2008.

Second Quarter Summary

•	Consolidated revenues of $689.5 million; operating income of $47.4 million

•	Net income of $40.5 million, or $0.32 per diluted share, compared to $38.8 million and $0.28, respectively, in the prior year

•	Customer Management revenues of $469.0 million; operating income of $19.4 million

•	Continued strong execution resulted in higher operating margins of 23 percent in Information Management

•	HR Management reduced operating loss to $4.2 million

•	Strong cellular partnerships equity earnings of $11.3 million

“Convergys was able to grow earnings per share in the second quarter in the face of a challenging economic environment. While I’m pleased with the performance of Information Management and HR Management in the quarter, our Customer Management results need to be better,” said Dave Dougherty, President and CEO of Convergys. “We have put in place new leadership and we are taking decisive action to expand and improve Customer Management revenue and margin trends in the future. Our recently announced acquisition of Intervoice will help us build a leadership position in Relationship Management solutions. We remain committed to aligning the company’s assets and capital to our Relationship Management strategy and increasing shareholder value in the process.”

Second Quarter Performance

On a consolidated basis, Convergys reported second quarter diluted earnings per share 14 percent above last year. Strong contribution from the cellular partnerships, a lower tax rate, and an aggressive share repurchase program helped offset largely anticipated operating challenges. While Customer Management revenues were up slightly in the second quarter, call volumes with certain large clients began to reflect the weaker macroeconomic environment. Increased costs due to foreign exchange of approximately $14 million significantly impacted Customer Management operating income in the second quarter.

Revenues—Revenues were $689.5 million in the second quarter of 2008 compared with $707.0 million in the same period last year. The revenue decline was mostly due to expected client revenue declines in Information Management.

Operating Income—Operating income in the second quarter of 2008 was $47.4 million compared to $58.1 million in the same period a year ago. The $13 million improvement in HR Management operating loss was more than offset by a decline in Customer Management primarily due to the negative impact from the weakened US dollar as well as increased investment to support anticipated future growth.

Net Income—Net income was $40.5 million, or $0.32 per diluted share, compared to $38.8 million, or $0.28 per diluted share, in the same period a year ago. This includes a $7.7 million year-over-year increase in cellular partnerships equity earnings and a lower effective tax rate of 24.9 percent reflecting profitability improvements in international operations.

Cash Flow—Cash flow from operating activities was $16.6 million in the second quarter. Free cash flow in the quarter was negative $5.9 million reflecting the impact from a $52.3 million increase in deferred charges, net of implementation revenue received and amortization, primarily related to HR Management projects.

Share Repurchase—During the second quarter, Convergys purchased 3.5 million shares at a cost of $54.8 million. At June 30, 2008, 7.1 million shares remain authorized for repurchase.

Customer Management—Customer Management revenues increased to $469.0 million compared to $460.6 million in the same period last year. Price and volume increases with clients in the communications and other markets more than offset a revenue decline with financial services clients. Customer Management operating income was $19.4 million compared to $44.7 million in the same period last year. Operating margin was 4.1 percent in the quarter compared to 9.7 percent in the same period last year primarily due to the approximately 300 basis points negative impact of the weakened US dollar and continued investment to support anticipated future growth.

Information Management—Information Management revenues were $161.1 million compared to $183.4 million in the same period last year largely due to client migrations in North America. Operating income was $37.9 million compared to $38.4 million in the same period last year. Operating margin improved to 23.5 percent in the quarter from 20.9 percent in the same period last year. This improvement in operating results was due to continued cost management, including more focused investment in new product capabilities, and growth in license revenue.

HR Management—HR Management revenues were $59.4 million compared to $63.0 million in the same period last year, largely due to timing of project completions. The HR Management operating loss was $4.2 million compared to $17.1 million in the same period last year. The operating loss reduction in the quarter was driven by a reduction in SG&A expenses. Last year’s results included expensing $6.1 million of implementation costs related to a large contract.

Forward Financial Guidance

The company believes that results in the second half of the year will be softer than previously expected due to the effects of adverse economic conditions including a slowdown in call volumes. Convergys’ expectations for 2008, including the anticipated acquisition closing in the third quarter, are as follows:

•	Full-year consolidated revenues at the lower end of the previously provided range of $2.85 billion to $3.0 billion

•	2008 GAAP earnings of $1.15 to $1.20 per diluted share, including the dilutive impact of the Intervoice acquisition

•	Customer Management revenues of approximately $2.0 billion, with operating income and margin improving in the fourth quarter

•	Information Management revenues above $600 million with an operating margin in excess of 17 percent

•	HR Management revenues of $260 million to $270 million and an operating loss of approximately $20 million

•	Continued strong contribution from the cellular partnerships and an effective tax rate of approximately 25 percent for the year

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of July 23, 2008. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2007, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements. The company now refers to the Customer Care business segment as Customer Management and the Employee Care business segment as HR Management.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Wednesday, July 23, 2008, at 10:00 AM, EDT, to discuss the company’s second quarter results. It will feature Dave Dougherty, President and CEO, and Earl Shanks, CFO. This call will be carried live and will be archived on the Internet. A link to the conference call is available at www.convergys.com

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For 25 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 87 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation. Intervoice is a registered trademark of Intervoice, Inc.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Investor Contact:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

##

Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Jun. 30,		% Change	For the Six Months Ended Jun. 30,		% Change
	2008	2007		2008	2007
	(In millions except per share amounts)
Revenues	$689.5	$707.0	(2)	$1,405.9	$1,426.9	(1)

Costs and Expenses:
Cost of Providing Services and Products Sold	459.6	461.6	(0)	931.6	920.4	1
Selling, General and Administrative	139.7	137.1	2	289.9	281.8	3
Research and Development Costs	11.7	19.6	(40)	22.3	38.7	(42)
Depreciation	29.1	28.4	2	57.8	58.3	(1)
Amortization	2.0	2.2	(9)	3.9	4.4	(11)
Restructuring Charges	0.0	0.0	NA	14.1	0.0	NA

Total Costs and Expenses	642.1	648.9	(1)	1,319.6	1,303.6	1

Operating Income	47.4	58.1	(18)	86.3	123.3	(30)
Equity in Earnings of Cellular Partnerships	11.3	3.6	NA	18.1	5.6	NA
Other Income (Expense), net	(0.8)	0.5	NA	(1.9)	2.7	NA
Interest Expense	(4.0)	(4.6)	(13)	(7.8)	(9.4)	(17)

Income Before Income Taxes	53.9	57.6	(6)	94.7	122.2	(23)
Income Taxes	13.4	18.8	(29)	18.3	39.8	(54)

Net Income	$40.5	$38.8	4	$76.4	$82.4	(7)

Earnings Per Common Share
Basic	$0.33	$0.28	18	$0.61	$0.60	2

Diluted	$0.32	$0.28	14	$0.60	$0.59	2

Weighted Average Common Shares Outstanding
Basic	123.0	136.3		125.0	136.5
Diluted	125.3	140.2		127.2	140.5

Market Price Per Share
High	$16.75	$27.26		$16.75	$27.26
Low	$14.62	$23.95		$13.66	$23.84
Close	$14.86	$24.24		$14.86	$24.24

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Jun. 30, 2008.

Convergys Corporation

Consolidated Balance Sheets

	(Unaudited)
	Jun. 30, 2008	Dec. 31, 2007
	(In millions)
Assets
Cash and Cash Equivalents	$54.9	$120.3
Receivables—Net	572.0	557.7
Other Current Assets	170.7	183.6
Property and Equipment—Net	343.1	364.4
Other Assets	1,446.3	1,338.2

Total Assets	$2,587.0	$2,564.2

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$51.1	$0.6
Other Current Liabilities	446.9	426.3
Other Liabilities	415.0	356.3
Long-Term Debt	255.7	259.3
Common Shareholders’ Equity	1,418.3	1,521.7

Total Liabilities and Shareholders’ Equity	$2,587.0	$2,564.2

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,				For the Six Months Ended Jun. 30,
	2008		2007		2008		2007
	(In millions)
Cash provided by operating activities	$16.6		$39.9		$42.1		$105.1
Cash used in investing activities	(26.4	)(a)	(30.5	)(a)	(37.4	)(b)	(54.3	)(b)
Cash used in financing activities	(15.3)		(34.8)		(70.1)		(64.9)

Net decrease in cash	($25.1)		($25.4)		($65.4)		($14.1)

(a)	Includes $22.5 and $21.6 of capital expenditures, net, for the three months ended June 30, 2008 and 2007, respectively.
(b)	Includes $41.4 and $45.6 of capital expenditures, net, for the six months ended Jun. 30, 2008 and 2007, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Jun. 30,		% Change	For the Six Months Ended Jun. 30,		% Change
	2008	2007		2008	2007
	(In millions)
Revenues:
Customer Management	$469.0	$460.6	2	$945.0	$929.6	2
Information Management	161.1	183.4	(12)	324.3	369.3	(12)
HR Management	59.4	63.0	(6)	136.6	128.0	7

Total	$689.5	$707.0	(2)	$1,405.9	$1,426.9	(1)

Operating Income (Loss):
Customer Management	$19.4	$44.7	(57)	$41.3	$101.0	(59)
Information Management	37.9	38.4	(1)	67.4	63.7	6
HR Management	(4.2)	(17.1)	(75)	(9.1)	(24.5)	(63)
Corporate and Other	(5.7)	(7.9)	(28)	(13.3)	(16.9)	(21)

Total	$47.4	$58.1	(18)	$86.3	$123.3	(30)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Jun. 30, 2008.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
	2008	2007	2008	2007
	(In millions)
Cash provided by operating activities	$16.6	$39.9	$42.1	$105.1
Capital expenditures, net	(22.5)	(21.6)	(41.4)	(45.6)

Free cash flow (a non-GAAP measure)	$(5.9)	$18.3	$0.7	$59.5

Free cash flow—Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.